Exhibit 10.1

Confidential

Certain confidential information contained in this document, marked by [***], has been omitted because it is not material and is the type that the registrant treats as private or confidential.

Bristol-Myers Squibb Company

Route 206 & Province Line Road

Princeton, NJ 08543

September 6, 2023

Nektar Therapeutics 455 Mission Bay Boulevard South San Francisco, CA 94158 Attention: Chief Medical Officer

Reference is made to that certain Strategic Collaboration Agreement, dated as of February 13, 2018, by and between Nektar Therapeutics, a Delaware corporation, headquartered at 455 Mission Bay Boulevard South, Suite 100, San Francisco, California 94158 (“Nektar”), and Bristol-Myers Squibb Company, a Delaware corporation, headquartered at 430 East 29th Street, 14th Floor, New York, New York 10016 (“BMS”), as amended by Amendment No. 1 dated as of January 9, 2020 and Amendment No. 2 dated as of January 12, 2022 (the “Collaboration Agreement”) pursuant to which the Parties agreed to collaborate in the Development of NKTR-214. Unless otherwise defined in this letter agreement (“Letter Agreement”), capitalized terms used herein have the meanings provided in the Collaboration Agreement. Nektar and BMS are referred to herein collectively as the “Parties.”

On April 14, 2022, the Parties jointly decided to end the global clinical development program for NKTR-214 in combination with nivolumab based on results from pre-planned analyses of two late-stage clinical studies of NKTR-214 in combination with nivolumab. In addition, the Parties have mutually agreed to discontinue their further joint Development of NKTR-214 and desire to terminate the Collaboration Agreement and to clarify certain terms and conditions governing the Parties’ respective rights and obligations following such termination as set forth in this Letter Agreement.

In consideration of the mutual covenants contained in this Letter Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.
Termination of Collaboration Agreement and Ancillary Agreements. Subject to the terms and conditions set forth in this Letter Agreement, the Parties hereby agree to terminate (a) the Collaboration Agreement in its entirety, (b) that certain Supply Agreement, effective as of November 18, 2016, by and between the Parties, and (c) that certain Quality Agreement, dated as of December 16, 2016, by and between the Parties, in each case effective as of the date hereof (the “Termination Date”). The Parties hereby further agree to terminate with effect as of December 31, 2022, the tax Partnership contemplated in Section 9.8 (Certain Tax Matters) of the Collaboration Agreement and

formalized in the Tax Matters Agreement entered into by the Parties and having an effective date as of April 18, 2019. The Parties acknowledge and agree that such terminations (i.e., the terminations of Collaboration Agreement, Supply Agreement and Quality Agreement, and the termination of the tax Partnership (and not a termination of the Tax Matters Agreement)) are being effected by the mutual agreement of the Parties and neither Party is, by this Letter Agreement or otherwise, exercising any right of termination pursuant to Section 16.2 (Termination for Material Breach), Section 16.3 (Termination for Bankruptcy), Section 16.4 (Termination or Suspension of Collaboration Study due to Material Safety Issue or Clinical Hold), and/or Section 16.5 (BMS Right to Terminate Without Cause) of the Collaboration Agreement or pursuant to any other termination right expressly stated in the Collaboration Agreement. Accordingly, and subject to the remainder of this Letter Agreement, Section 16.6(a) (Termination for Any Reason) (and not Section 16.6(b) (BMS Termination for Convenience; Nektar Termination for Cause) or Section 16.6(c) (BMS Termination for Cause)) of the Collaboration Agreement shall apply.

2.
Wind Down. Following the April 14, 2022, announcement that the Parties had jointly decided to end the global clinical development program for NKTR-214 in combination with nivolumab, the Parties began winding down all Collaboration Studies and Independent Studies, and [***], the Parties have made substantial progress in winding down these studies. The status of the wind down activities [***], is set forth in Exhibit A attached hereto (the “Wind Down Status”). Notwithstanding Section 16.6(a)(vi) (Wind Down) of the Collaboration Agreement, until all activities associated with winding down all of the Collaboration Studies and Independent Studies as set forth in Exhibit A, as may be updated by the mutual written agreement of the Parties from time to time (the “Wind Down Activities”) have been completed, the Parties shall [***] perform and complete Wind Down Activities in accordance with the surviving provisions of the Collaboration Agreement as set forth in paragraph 3 (Surviving Provisions), and to conduct and complete any and all Wind Down Activities.

3.
Surviving Provisions. Without limiting Section 16.7 (Survival) of the Collaboration Agreement (except as amended by this paragraph 3 and by paragraph 4), the following Articles and Sections of the Collaboration Agreement and all definitions relating thereto shall also survive termination of the Collaboration Agreement until all Wind Down Activities are completed and solely as necessary or useful for the Parties to perform their obligations and exercise their rights with respect to the Wind Down Activities: Section 2.2. (Joint Executive Committee) (subject to this paragraph 3 and by paragraph 4), Section 2.3 (Responsibilities of the JEC), Section 3.1(c), Section 3.2(f) (Collaboration Study Management), Section 3.5 (Alliance Managers), Section 3.7(c) (Dispute Resolution), Section 3.8 (Final Decision-Making Authority of the Parties), Section 9.6 (Joint Finance Committee) (subject to this paragraph 3 and by paragraph 4), Section 10.2 (Regulatory Authority Inspection), Section 11.3(a) (Development Sublicensing) (except the last sentence thereof) and Section 11.3(c) (Sublicensing) (solely with respect to the Development licenses under Section 11.1(a) (Development License) and 11.2(a) (Development License) as provided for in Section 16.6(a)(vi) (Wind Down)), Section 15.1 (Dispute Resolution), and Section 15.3 (Arbitration Matters). Furthermore, any other provisions required to interpret the Parties’ rights and obligations under this Letter

Agreement shall survive to the extent required. For clarity, for purposes of Section 16.7 (Survival) of the Collaboration Agreement, the Parties’ conduct of the Wind Down Activities shall be deemed to be “performing Development activities pursuant to Section 16.6” or “winding-down Development activities under” the Collaboration Agreement. In addition, Section 16.7 (Survival) is hereby amended to delete the following Sections from the list of provisions that survive expiration or termination of the Collaboration Agreement: Section 6.4(c), Section 8.1 (Joint Commercialization), Section 8.6 (Final Decision Making Authority of the Parties), Section 8.7 (Pricing), Section 8.8 (Booking of Sales), Section 8.9 (Commercialization), Section 8.10 (Trademarks), Section 8.11 (Sales Representatives), Section 8.13 (Returns), Section 8.14 (Recalls), Section 8.15 (Medical Inquiries), Section 8.16 (Events Affecting Integrity or Reputation), Section 9.4(a) (Global Commercial Profit Sharing), Section 9.5 (Calculation and Payment of Net Profit/Net Loss Share), Section 16.6(b) (BMS Termination for Convenience; Nektar Termination for Cause), and 16.6(c) (BMS Termination for Cause).

4.
Wind Down Governance. To oversee and provide a forum for discussion between the Parties with respect to the Wind Down Activities and the continued sharing of Development Costs between the Parties in a manner consistent with Sections 9.7(a)-(c) (Procedures For Development Cost Reporting and Reconciliation; Collaboration Studies and Independent Studies) of the Collaboration Agreement, until the completion of the Wind Down Activities and out-of-pocket costs incurred by Nektar for [***] or [***], the Parties agree that the JEC and the JFC as constituted immediately prior to the Termination Date shall remain in place until completion of all Wind Down Activities; provided that neither the JEC nor JFC shall be required to [***]. The Parties further agree that the JFC shall adopt from time to time mutually agreeable Development Cost Reconciliation Procedures that are updated to take into account the resources available within each party to prepare and produce the reports and calculations necessary for such Development Cost Reconciliation Procedures, it being specifically understood that such updated procedures will allow, among other things, for extension of [***] following the end of each Calendar Quarter, which extension will not, in any event, exceed [***] from the end of such Calendar Quarter, for a Party to provide to the other Party an estimated Collaboration Study Development Costs incurred in accordance with U.S. GAAP during such Calendar Quarter. Any matters within the jurisdiction of the JDC prior to the Termination Date shall instead be referred to the JEC and, to the extent applicable to any Wind Down Activities, the responsibilities of the JDC shall be deemed to be the responsibilities of the JEC during the Wind Down Period.

5.
Mutual Release. The Parties, on behalf of themselves and on behalf of each of their respective predecessors, successors, assigns, affiliates, agents, advisors, employees, partners, members, managers, directors, officers, principals, shareholders, owners, trustees, representatives and other affiliated or related Persons (the “Releasing Parties” and each is referred to herein individually as a “Releasing Party”), for good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, hereby irrevocably and unconditionally release, acquit, and forever discharge each other and their respective predecessors, successors, assigns, affiliates, agents, advisors, employees, partners, members, managers, directors, officers, principals, shareholders, owners, trustees, representatives and other affiliated or related Persons (collectively, the “Releasees”) from and against any and all claims, demands, charges, costs, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, arbitration, tax assessments, obligations, debts, expenses, attorneys’ fees, damages (including direct, indirect, special or consequential damages), judgments, sums of money, accounts, reckonings, bonds, bills, specialties, controversies, indemnities, variances, trespasses, compensation, fines, penalties, losses, orders and liabilities, of whatever kind or nature in law, equity or otherwise, whether now known or unknown, compulsory or permissive, sounding in tort, contract, statutory or regulatory violation or otherwise, suspected or unsuspected, discovered or undiscovered, foreseen or unseen, vested or contingent, accrued or unaccrued, liquidated or unliquidated, asserted or unasserted, matured or unmatured, direct or indirect, derivative or subrogated, individual, class, representative, or other capacity (collectively, “Claims”), which any Releasing Party now owns or holds, or has at any time heretofore owned or held, against any Releasees, in each case, arising out of or in any way relating to the negotiation, terms and performance or non-performance of the Collaboration Agreement, and any related ancillary agreement, including the Supply Agreement and Quality Agreement (other than the Tax Matters Agreement) (all of the Claims referred to above in this paragraph 5 are collectively referred to herein as the “Released Claims”). Notwithstanding the foregoing, nothing contained in this paragraph 5 shall release or relieve any obligations of any Releasee (as applicable), or any rights of any Releasing Party (as applicable), under this Letter Agreement.

Each Party understands that there is a risk that subsequent to the execution of this Letter Agreement the claims of such Party with respect to the subject matter hereof may be discovered to be greater or less than such Party now expects or anticipates. Each Party assumes this risk and the releases contained herein shall apply to all unknown, undiscovered, or unanticipated results, as well as those known, discovered and anticipated. Each Party expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the California Civil Code and analogous statutes, and any law of any state or territory of the United States, or principle of common law, or the law of any foreign jurisdiction, that is similar, comparable or equivalent to Section 1542 of the California Civil Code with respect to all claims and other rights released in this paragraph 5, and does so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542. Section 1542 of the California Civil Code states as follows, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

6.
Publications. The Wind Down Activities include external communications and other disclosures, publications or presentations of Results (collectively, “Publications”) that are required pursuant to Applicable Law, all of which shall be conducted in accordance with

Section 12.5 (Press Releases and Publications) of the Collaboration Agreement and paragraph 7 (Mutual Non-Disparagement) below; provided that, except to the extent required by Applicable Laws, BMS shall not make or publish any Publication, or give other forms of disclosure relating to the Nektar Compound, and Nektar shall not make or publish any Publication, or give other forms of disclosure relating to the BMS Compound, in each instance without the other Party’s review. Each Party shall provide the other Party with a draft of any such proposed Publication or other disclosure [***] prior to its intended submission for publication or disclosure. Each publishing Party shall consider and implement in good faith any comments thereto provided by the other Party. Upon the non-publishing Party’s request, the publishing Party shall remove any and all of the other Party’s Confidential Information from the proposed Publication or disclosure. The publishing Party shall also provide the non-publishing Party a copy of the finalized manuscript at the time of the submission. Costs and expenses incurred in connection with any Publications prepared or submitted by a Party on or after [***], shall be the sole responsibility of that Party.

7.
Mutual Non-Disparagement. Each Party agrees and covenants that it will not make, publish or communicate to any Person or in any public forum (or induce or encourage others to do so) any defamatory or disparaging remarks, comments, or statements concerning any other Party (that is not an Affiliate of such Party) or its Affiliates or its or their businesses, or any of its or their employees or directors. This paragraph 7 does not, in any way, restrict or impede any Party from complying with any Applicable Law, including, for clarity, any regulation or a valid Court Order or order of an authorized Governmental Authority. Each Party agrees and covenants that it shall cause its officers and directors to comply with this paragraph 7. Nothing in this paragraph 7 shall be construed to restrict or impede any Party’s ability to make, publish or communicate truthful remarks, comments or statements concerning the other Party’s drugs or drug candidates, medical messaging, scientific or clinical data, intellectual property, regulatory interactions, commercial prospects or commercial performance, including, for clarity, in connection with regulatory submissions and communications, patent prosecution or patient education.

8.
Adverse Event Reporting. Notwithstanding the last sentence of Section 10.8 (Adverse Event Reporting) of the Collaboration Agreement, any Pharmacovigilance Agreement in place as of the Termination Date shall survive termination of the Collaboration Agreement and shall continue to apply until either all Wind Down Activities are completed or the parties mutually agree to terminate the Pharmacovigilance Agreement. In the event any applicable Pharmacovigilance Agreement is terminated or otherwise ceases to be in effect prior to completion of all Wind Down Activities, the Parties hereby agree to implement the necessary procedures and practices to ensure that any pharmacovigilance reporting obligations are fulfilled.

9.
Confidential Information. Notwithstanding Section 12.8 (Destruction of Confidential Information) of the Collaboration Agreement, (a) to the extent (and only to such extent) that a Party requires Confidential Information of the other Party then in such first Party’s possession to complete the Wind Down Activities, such Party’s obligation to promptly return to the other Party such Confidential Information shall apply as of the date such

Confidential Information is no longer required by such first Party to perform the applicable Wind Down Activity; provided, however, that in any event each Party shall promptly return to the other Party all of such other Party’s Confidential Information upon completion of all Wind Down Activities and (b) Article 12 (Confidentiality) of the Collaboration Agreement shall survive termination of the Collaboration Agreement for a period of [***] following the completion of all Wind Down Activities.

10.
Representations, Warranties and Covenants. Each Party hereby makes such representations and warranties contained in Section 13.1 (Authority and Binding Agreement), Section 13.2 (No Conflicts), Section 13.6 (No Debarment), Section 13.7 (Compliance with Applicable Law), Section 13.8 (Compliance with Party Specific Regulations), Section 13.9 (Compliance with Internal Compliance Codes), and Section 13.11(Ethical Business Practices) of the Collaboration Agreement effective as of the date of execution of this Letter Agreement.

11.
Indemnification; Limitation of Liability. Without limiting any other remedy available to each Party, and without limiting Article 14 (Indemnification) of the Collaboration Agreement, references to “this Agreement” under Article 14 (Indemnification) of the Collaboration Agreement shall be deemed to refer to the Collaboration Agreement and this Letter Agreement.

12.
Costs. Each Party shall bear its own expenses in connection with the execution and delivery of this Letter Agreement.

13.
Miscellaneous. The provisions set forth in Article 17 (Miscellaneous) of the Collaboration Agreement are incorporated herein by reference and made a part of this Letter Agreement, mutatis mutandis, except for Section 17.3 (Entire Agreement).

14.
Entire Agreement. This Letter Agreement constitutes the entire, final and exclusive agreement between the Parties with respect to the subject matter of this Letter Agreement. This Letter Agreement supersedes all prior agreements, whether written or oral, with respect to the subject matter of this Letter Agreement; provided, however, that, except as otherwise expressly provided herein, the terms of the Collaboration Agreement that survive its termination remain in effect by their terms; and, provided, further, that notwithstanding the preceding proviso, with respect to any conflict between this Letter Agreement, on the one hand, and the surviving provisions of the Collaboration Agreement, on the other hand, the terms and conditions of this Letter Agreement shall control. All Exhibits referred to in this Letter Agreement are intended to be and are hereby specifically incorporated into and made a part of this Letter Agreement.

15.
Counterparts. This Letter Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together, and shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

[Signature page follows]

Please confirm by your signature below that this Letter Agreement is acceptable to you.

Sincerely yours,

BRISTOL-MYERS SQUIBB COMPANY

By: /s/Janeen Doyle

Name: Janeen Doyle

Title: SVP, Global Alliances

Agreed and accepted:

NEKTAR THERAPEUTICS

By: /s/ Howard W. Robin
Name: Howard W. Robin
Title: President and CEO

By: /s/ Mark Wilson
Name: Mark Wilson
Title: Chief Legal Officer

[Signature Page to Letter Terminating Strategic Collaboration Agreement]

Exhibit A

WIND DOWN ACTIVITIES AND STATUS

(Status of Wind Down Activities as of [***])

[***]

A-1